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                                                                     EXHIBIT 5.1




                      [DUNN SWAN & CUNNINGHAM LETTERHEAD]




                                 July 20, 1999

Board of Directors
The viaLink Company
13800 Benson Road
Edmond, Oklahoma 73013-6417

Gentlemen:

         Reference is made to Form SB-2 Registration Statement under the Securities Act of 1933, as amended, as filed with the United States Securities and Exchange Commission (the "Registration Statement"), with respect to the resale of 472,500 shares of common stock, $.001 par value per share (the "Common Stock") following initial issuance by The viaLink Company (the "Company") of the Common Stock pursuant to exercise of stock options and warrants held by the selling shareholders identified in the Registration Statement (the "Selling Shareholders").

         Based upon the Registration Statement (including the Prospectuses contained therein and the exhibits thereto) and a certificate of the Secretary of State of the State of Oklahoma, we are of the opinion that:

         1. The Company is duly organized and existing under the laws of the State of Oklahoma; and

         2. The 472,500 shares of Common Stock to be sold by the Company to the Selling Shareholders upon their exercise of the stock options and warrants that such shares of Common Stock underlie and against payment therefor in accordance with the terms of such stock options and warrants, will be legally issued, fully paid and not liable for further call or assessment under the Oklahoma General Corporation Act.

         We hereby consent to the use of this opinion in the Registration Statement and to the reference to our firm name under the caption "Legal Matters" of the Prospectus which is included as a part of the Registration Statement.

                                     Very truly yours,

                                     DUNN SWAN & CUNNINGHAM